 Exhibit 99.1

NEWS RELEASE

CONTACT: Michael Budnitsky

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

FOURTH QUARTER AND FULL YEAR 2016 FINANCIAL RESULTS

Calabasas, CA, March 30, 2017 – Unico American Corporation (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and twelve months ended December 31, 2016. For the three months ended December 31, 2016, revenues were $9.0 million and net income was $0.6 million ($0.11 diluted earnings per share) compared with revenues of $8.7 million and net loss of $0.2 million ($0.05 diluted loss per share) for the three months ended December 31, 2015. For the twelve months ended December 31, 2016, revenues were $35.3 million and net loss was $1.4 million ($0.26 diluted loss per share) compared with revenue of $33.3 million and net loss of $1.2 million ($0.22 diluted loss per share) for the twelve months ended December 31, 2015.

Stockholders’ equity was $68.9 million as of December 31, 2016, or $12.98 per common share including unrealized after-tax investment gains of $0.008 million, compared to stockholders’ equity of $70.3 million as of December 31, 2015, or $13.23 per common share including unrealized after-tax investment losses of $0.03 million.

“Our fourth quarter had no surprises; it was better than the third quarter but not good enough to satisfy our growth and profit objectives,” said Cary L. Cheldin, Unico’s President and Chief Executive Officer. “Although the 2016 year’s financial results were disappointing, the work we did in 2016 serves as a solid foundation for our long term future success. In addition to continuing our work with independent strategic advisors, we also engaged investment advisors, IT advisors, marketing firms, and a product development firm. We are working towards improved growth and profitability moving forward.”

Headquartered in Calabasas, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary, Crusader Insurance Company, since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	December 31	December 31
	2016	2015
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: December 31, 2016 $80,372; December 31, 2015 $82,203)	$80,384	$82,161
Short-term investments, at fair value	10,205	15,641
Total Investments	90,589	97,802
Cash and restricted cash	13,496	8,259
Accrued investment income	186	86
Receivables, net	6,008	5,505
Reinsurance recoverable:
Paid losses and loss adjustment expenses	261	751
Unpaid losses and loss adjustment expenses	9,521	9,637
Deferred policy acquisition costs	4,432	4,233
Property and equipment, net	10,283	10,221
Deferred income taxes	1,177	1,334
Other assets	2,269	2,343
Total Assets	$138,222	$140,171

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$47,056	$49,094
Unearned premiums	19,375	18,079
Advance premium and premium deposits	224	212
Accrued expenses and other liabilities	2,661	2,443
Total Liabilities	$69,316	$69,828

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,307,133 at December 31, 2016, and 5,315,945 at December 31, 2015	$3,761	$3,743
Accumulated other comprehensive income (loss)	8	(27)
Retained earnings	65,137	66,627
Total Stockholders’ Equity	$68,906	$70,343

Total Liabilities and Stockholders' Equity	$138,222	$140,171

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)
REVENUES
Insurance company operation:
Net premium earned	$8,085	$7,717	$31,356	$29,574
Investment income	222	165	881	479
Net realized investment losses	—	(7)	(1)	(7)
Other income	16	65	218	375
Total Insurance Company Revenues	8,323	7,940	32,454	30,421

Other insurance operations:
Gross commissions and fees	675	708	2,738	2,774
Investment income	—	—	—	—
Finance fees earned	18	18	69	66
Other income	1	2	7	4
Total Revenues	9,017	8,668	35,268	33,265

EXPENSES
Losses and loss adjustment expenses	4,845	5,289	22,827	19,163
Policy acquisition costs	1,753	1,713	6,895	6,465
Salaries and employee benefits	946	1,184	4,926	4,853
Commissions to agents/brokers	40	40	162	167
Other operating expenses	519	800	2,572	4,351
Total Expenses	8,103	9,026	37,382	34,999

Income (loss) before taxes	914	(358)	(2,114)	(1,734)
Income tax expense (benefit)	317	(110)	(710)	(552)
Net Income (loss)	$597	$(248)	$(1,404)	$(1,182)

PER SHARE DATA:
Basic
Earnings (loss) per share	$0.11	$(0.05)	$(0.26)	$(0.22)
Weighted average shares	5,307,133	5,326,301	5,307,694	5,335,540
Diluted
Earnings (loss) per share	$0.11	$(0.05)	$(0.26)	$(0.22)
Weighted average shares	5,307,837	5,326,301	5,307,694	5,335,540

3

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Twelve Months Ended
	December 31
	2016	2015
	(Unaudited)
Cash flows from operating activities:
Net loss	$(1,404)	$(1,182)
Adjustments to reconcile net loss to net cash from operations:
Depreciation and amortization	483	341
Bond amortization, net	(16)	(19)
Non-cash stock based compensation	23	23
Loss on asset impairment	—	1,287
Net realized investment losses	1	8
Bad debt expense	6	(1)
Changes in assets and liabilities:
Net receivables and accrued investment income	(609)	(377)
Reinsurance recoverable	606	(5,024)
Deferred policy acquisition costs	(199)	(350)
Other assets	297	218
Unpaid losses and loss adjustment expenses	(2,038)	4,697
Unearned premiums	1,296	1,472
Advance premium and premium deposits	12	(38)
Accrued expenses and other liabilities	218	(543)
Income taxes current/deferred	(85)	(561)
Net Cash Used by Operating Activities	(1,409)	(49)

Cash flows from investing activities:
Purchase of fixed maturity investments	(16,772)	(57,930)
Proceeds from maturity of fixed maturity investments	18,618	10,892
Net decrease in short-term investments	5,436	56,618
Additions to property and equipment	(545)	(1,339)
Net Cash Provided by Investing Activities	6,737	8,241

Cash flows from financing activities:
Repurchase of common stock	(90)	(242)
Net Cash Used by Financing Activities	(90)	(242)

Net increase in cash	5,238	7,950
Cash and restricted cash at beginning of period	8,259	309
Cash and Restricted Cash at End of Period	$13,497	$8,259

Supplemental Cash Flow Information
Cash paid during the period for income taxes	$9	$9